EXHIBIT 10.1
SUMMARY OF KEY TERMS OF COMPENSATION ARRANGEMENTS WITH PACIFICORP'S NAMED EXECUTIVE OFFICERS AND DIRECTORS

PacifiCorp's named executive officers (other than its Chairman and Chief Executive Officer, Gregory E. Abel) and its other employee directors each receive an annual salary and participate in health insurance and other benefit plans on the same basis as other employees, as well as certain other compensation and benefit plans described in PacifiCorp's Annual Report on Form 10-K. Mr. Abel is employed by PacifiCorp's parent company, Berkshire Hathaway Energy Company ("BHE") and is not directly compensated by PacifiCorp. PacifiCorp reimburses BHE for the cost of Mr. Abel's time spent on PacifiCorp matters, including compensation paid to him by BHE, pursuant to an intercompany administrative services agreement among BHE and its subsidiaries.

The named executive officers and employee directors are also eligible to receive a cash incentive award under PacifiCorp's Annual Incentive Plan ("AIP"). The AIP provides for a discretionary annual cash award that is determined on a subjective basis and paid in December. In addition to the AIP, the named executive officers and employee directors are eligible to receive discretionary cash performance awards periodically during the year to reward the accomplishment of significant non-recurring tasks or projects. The named executive officers and employee directors are participants in PacifiCorp's Long-Term Incentive Partnership Plan ("LTIP"). A copy of the LTIP is attached as Exhibit 10.10 to this Form 10-K.

Base salary for named executive officers and employee directors for PacifiCorp's fiscal year ending December 31, 2015 (excluding Mr. Abel) is shown in the following table:

Name and Title	Base Salary

Douglas K. Stuver	$258,300
Senior Vice President and Chief Financial Officer

Cindy A. Crane	300,000
President and Chief Executive Officer, Rocky Mountain Power

R. Patrick Reiten	330,000
President and Chief Executive Officer, Pacific Power

Micheal G. Dunn	330,000
President and Chief Executive Officer, PacifiCorp Energy

Natalie L. Hocken	234,090
Director

Messrs. Reiten and Dunn and Ms. Hocken are directors of PacifiCorp, but do not receive additional compensation for their service as directors other than what they receive as employees of PacifiCorp. Messrs. Abel, Anderson and Goodman are employees of BHE, but do not receive additional compensation for their service as directors other than what they receive as employees of BHE.